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EXHIBIT 99.2

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    IVIVI TECHNOLOGIES BOARD APPOINTS STEVEN M. GLUCKSTERN PRESIDENT AND CEO

MONTVALE, NJ - AUGUST 14, 2008 - The Board of Directors of Ivivi Technologies, Inc. (NASDAQ:IVVI), a leader in non-invasive, electroceutical(R) therapy systems designed to target and enhance the body's anti-inflammatory response, today announced several management changes, including the appointment of Steven M. Gluckstern, Chairman of Ivivi Technologies, to the positions of President and Chief Executive Officer. Mr. Gluckstern will also continue to serve as Chairman of the Board of Directors.

"We are pleased that Steven Gluckstern has agreed to take on the role of President and CEO of Ivivi Technologies," commented Ivivi Vice Chairman, Andre'
A. DiMino. "Since going public nearly two years ago, the Company has made major strides demonstrating both the clinical efficacy and science behind targeted pulsed electromagnetic field (tPEMF(TM)), as illustrated most recently with the promising results from the cardiac study at the Cleveland Clinic, Florida. Having a seasoned executive with significant entrepreneurial and managerial experience at the helm will be essential as we continue to prioritize our clinical scientific research and business development with a focus on cardiology, while continuing to grow revenue from our existing ancillary markets of wound care and post surgical edema and pain."

Mr. Gluckstern, age 57, has been Chairman of the Board and a director of Ivivi Technologies since October 2006. He has over 20 years of experience in the financial services and asset management industries where he has held a range of entrepreneurial, executive and financial positions. He cumulatively spent over 10 years at Zurich Financial Services including as a Member of the Executive Committee of its Group Management Board and CEO of the then NYSE-traded Zurich Re. Other positions previously held by Mr. Gluckstern include general manager of the Reinsurance unit of Berkshire Hathaway Insurance, CFO of Healthco Inc., at the time the largest distributor of dental products in the world, and investment banker at Lehman Brothers Kuhn Loeb. Mr. Gluckstern holds a B.A. from Amherst College, an M.B.A from Stanford University and a Doctorate in Education from the University of Massachusetts.

"I am excited to have the opportunity to join Ivivi full time," commented Mr. Gluckstern. "I look forward to working closely with Andre and David and the rest of the Ivivi team to help our tPEMF(TM) technology gain market acceptance as an important treatment modality, particularly in the treatment of serious cardiovascular disease."

Mr. Gluckstern assumes the CEO position from Andre' A. DiMino and David Saloff, who were previously Co-CEO's of the Company. Mr DiMino will assume the position of Executive Vice President, Chief Technical Officer and Mr. Saloff has been


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IVIVI TECHNOLOGIES, INC.
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named Executive Vice President, Chief Business Development Officer. Mr. DiMino
will also continue to serve as Vice-Chairman of the Board of Directors. Both will report directly to Mr. Gluckstern. Edward J. Hammel, who had been serving as Chief Operating Officer, will assume the position of Senior Vice President, Chief Administrative Officer. Also, in addition to their current positions with the Company, the Board has appointed Chief Financial Officer, Alan Gallantar and Chief Scientific Officer, Sean Hagberg as Senior Vice Presidents.

The Company is currently negotiating the final terms of new employment agreements with Messrs Gluckstern, DiMino and Saloff, which in certain cases are expected to include additional equity grants. However, there can be no assurance that the Company will be able to enter into new employment agreements on acceptable terms. Until such time as new employment agreements are entered into with Messrs DiMino and Saloff, their existing employment agreements will remain in full force and effect. Such agreements include certain severance rights, including a right for such executive officers to claim a termination of employment with us for "good reason," as such term is defined in such agreements.

ABOUT IVIVI TECHNOLOGIES, INC.
Based in Montvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform. Ivivi's research and development activities are focused specifically on targeted pulsed electromagnetic field, or tPEMF(TM), technology, which, by creating a therapeutic electrical current in injured soft tissue, modulates biochemical and physiological healing processes to help repair the injured tissue and reduce related pain and inflammation. The Company's Electroceuticals(R) have been used in non-invasive treatments for a wide array of conditions, including chronic wounds, pain and edema following plastic and reconstructive surgery and chronic inflammatory disorders.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to changes in management and new employment agreements. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's From 10-KSB for the fiscal year ended March 31, 2008. The Company assumes no obligation to update the information contained in this press release.

INVESTOR RELATIONS CONTACT:
---------------------------
Cameron Associates
Alison Ziegler or Lester Rosenkrantz;                   Deanne Eagle for Media
212-554-5469                                            212-554-5463
Alison@cameronassoc.com                                 DEANNE@CAMERONASSOC.COM

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